[PARENTE RANDOLPH LETTERHEAD]



                        INDEPENDENT ACCOUNTANTS' REPORT


We have reviewed the accompanying balance sheet of Mediscience Technology Corp. (the "Company") as of August 31, 2000, and the related statement of operations for the three-month and six-month periods ended August 31, 2000, and the statements of cash flows and stockholders' equity for the six-month period ended August 31, 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Certain conditions indicate that the Company may be unable to continue as a going concern. The accompanying financial statements do not include any adjustments to the financial statements that might be necessary should the Company be unable to continue as a going concern.



                                                        /s/ Parente Randolph, PC
                                                        ------------------------
                                                        Parente Randolph, PC

Philadelphia, Pennsylvania
April 19, 2001